Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

FOR IMMEDIATE RELEASE
CONTACT:    Joe Dorame, Joe Diaz & Robert Blum
            Lytham Partners, LLC
        602-889-9700
InfuSystem Announces Master Service Agreement with Leading Global Healthcare Technology and Diagnostic Company

Preferred National Service Agreement to provide service and repair to fleet of more than 300,000 pumps in North America; Estimated $10-$12 million of annual revenue

Rochester Hills, Michigan, April 28, 2022 - InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, announced today it has entered into a three-year master service agreement with a leading global healthcare technology and diagnostic company, effective April 25, 2022.

As part of the master service agreement, InfuSystem will be providing its biomedical services, which includes annual preventative maintenance and repair solutions, to a majority of the fleet of infusion pumps at hospitals and other medical facilities under contract with this tier one global healthcare company. Service will be conducted on-site at the acute care facility or off-site at one of InfuSystem’s seven service centers. This global healthcare technology and diagnostic company’s preferred customers’ infusion pump fleet consists of more than 300,000 pumps located in 1,200 medical facilities, including 800 hospital systems in the U.S. and Canada. This preferred national service agreement is estimated to generate approximately $10 to $12 million, after an initial ramp-up period, in annual revenue under InfuSystem’s DME service platform.

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “I am extremely pleased the tier one global healthcare company has entrusted InfuSystem to be their preferred national service provider. We will deliver our “white glove” biomedical services for their infusion pump fleet throughout North America. This master service agreement could potentially lead to additional opportunities to serve this customer to provide other products and services we offer under our DME Services segment. The wide-ranging expertise and capabilities of our DME platform, along with our proven track record of industry-leading service, and our national network of service centers, were important factors in their decision to partner with InfuSystem.”

“This acute care service opportunity is the direct result of effectively integrating our biomedical services acquisitions and creating a highly effective operating unit to service tier one clients in order to drive growth and significantly expand market share. Our certified biomedical service teams will be deployed throughout North America to commence onboarding of the global healthcare company’s infusion fleet, and to conduct service and repairs on-site or at one of our national service centers. I believe this preferred national service agreement lays the foundation for long-term growth of our DME business and even greater expansion into the acute care space.”

“This master service agreement represents a significant milestone for the Company. It is a testament to our team’s hard work and dedication in providing industry-leading service and repair solutions. We look forward to a long and successful relationship for years to come,” concluded Mr. DiIorio.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, objectives and prospects, future operating or financial performance and guidance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

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